Exhibit 99.1

New York | Lauren Gioia | Jennifer Park | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

NEW YORK, May 10, 2017 - Sotheby’s (NYSE: BID) today reported its financial results for the first quarter ended March 31, 2017.

For the three months ended March 31, 2017, Sotheby’s reported a net loss of ($11.3) million, or ($0.21)per diluted share, representing a $14.6 million (56%) or $0.20 per diluted share (49%) improvement when compared to the same period in the prior year. After excluding certain charges in the prior year period, Adjusted Net Loss* improved $9.6 million (46%) from ($21) million in 2016 to ($11.4) million in 2017 and Adjusted Diluted Loss Per Share* improved $0.12 (36%) from ($0.33) to ($0.21).

The improvement in first quarter Adjusted Net Loss* is principally due to an $18.4 million (23%) increase in Agency commissions and fees, reflecting continued improvement in Auction Commission Margin (from 15.4% to 18.0%) and a higher level of private sale commissions. The comparison of Adjusted Net Loss* to the prior year is also favorably influenced by a $2.6 million discrete tax benefit recorded in the first quarter of 2017 related to share-based payments vesting in the period. The overall improvement in first quarter Adjusted Net Loss* is partially offset by a $2 million (13%) decrease in revenues from SFS, reflecting a lower level of facility and collateral release fees, and a higher level of certain compensation and general and administrative expenses.

“In this seasonally quiet first quarter, our results improved significantly, reflecting greater confidence in the market", said Tad Smith, Sotheby’s President and Chief Executive Officer, adding, “Looking ahead, we also see signs of strengthening in the consignments for our important upcoming sales of Impressionist, Modern and Contemporary Art in New York that take place next week.”

Exhibit 99.1

The worldwide art auction market has two principal selling seasons, which occur in the second and fourth quarters of the year. Second and fourth quarter Net Auction Sales have historically represented approximately 80% of total Net Auction Sales for the year. Accordingly, Sotheby's financial results are seasonal, with peak revenues and operating income occurring in those quarters. Consequently, first and third quarter results have historically reflected lower revenues when compared to the second and fourth quarters and, typically, net losses due to the fixed nature of many of Sotheby's operating expenses. Because of this, Management believes that investors should also consider results for rolling six and twelve month periods, which better reflect the business cycle of the art auction market.
Non-GAAP Financial Measures
*Adjusted Net Loss and Adjusted Diluted Loss Per Share are non-GAAP financial measures. See Appendix B for a description of these non-GAAP financial measures and reconciliations to the most comparable GAAP amounts.

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in Section 21E of the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which Sotheby’s believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the global economy and financial markets, political conditions in various countries, competition with other auction houses and art dealers, the amount and quality of property available for consignment and the marketability at auction of such property. Please refer to our most recently filed Form 10-K for a complete list of Risk Factors.

Investor Relations Information
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call as well, as an accompanying presentation detailing our rolling six month results, can be found here: http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 9:00 AM EDT on May 10, 2017, to discuss its first quarter 2017 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 89795646. The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in 10 different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as the collection advisory services of its subsidiary, Art Agency, Partners. Sotheby’s presents private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Global Fine Art Division, and two retail businesses, Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

Exhibit 99.1

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Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended
	March 31, 2017	March 31, 2016
Revenues:
Agency commissions and fees	$99,493	$81,065
Inventory sales	71,377	6,794
Finance	12,767	14,755
Other	3,900	3,917
Total revenues	187,537	106,531
Expenses:
Agency direct costs	9,517	9,539
Cost of inventory sales	71,407	10,738
Cost of finance revenues	5,037	4,394
Marketing	5,911	5,013
Salaries and related	64,346	68,171
General and administrative	38,951	35,676
Depreciation and amortization	5,384	5,296
Voluntary separation incentive programs (net)	(162)	(307)
Total expenses	200,391	138,520
Operating loss	(12,854)	(31,989)
Interest income	257	396
Interest expense	(7,533)	(7,546)
Non-operating income	840	47
Loss before taxes	(19,290)	(39,092)
Income tax benefit	(7,292)	(12,786)
Equity in earnings of investees	667	396
Net loss	(11,331)	(25,910)
Less: Net loss attributable to noncontrolling interest	(6)	(26)
Net loss attributable to Sotheby's	$(11,325)	$(25,884)
Basic and diluted loss per share - Sotheby’s common shareholders	$(0.21)	$(0.41)
Weighted average basic and diluted shares outstanding	53,016	63,022
Cash dividends declared per common share	$—	$—

Appendix B

NON-GAAP FINANCIAL MEASURES
GAAP refers to generally accepted accounting principles in the United States of America. Included in this earnings release are financial measures presented in accordance with GAAP and also on a non-GAAP basis. The non-GAAP financial measures presented in this earnings release are:

(i)	Adjusted Net Loss
(ii)	Adjusted Diluted Loss Per Share
We caution users of our financial statements that amounts presented in accordance with our definitions of these non-GAAP financial measures as provided below may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate such measures in the same manner. Our definitions of the non-GAAP financial measures presented in this earnings release as follows:

(i)
Adjusted Net Loss is defined as net loss attributable to Sotheby's, excluding the after-tax impact of charges related to certain contractual severance agreements (net, recorded within salaries and related costs), earn-out compensation expense related to the acquisition of AAP, and net credits related to our voluntary separation incentive programs.

(ii)
Adjusted Diluted Loss Per Share is defined as diluted loss per share excluding the after-tax per share impact of charges related to certain contractual severance agreements (net, recorded within salaries and related costs), earn-out compensation expense related to the acquisition of AAP, and net credits related to our voluntary separation incentive programs (net).

Adjusted Net Loss and Adjusted Diluted Loss Per Share are important supplemental measures used in our financial and operational decision making processes, for internal reporting, and as part of our forecasting and budgeting processes, as they provide helpful measures of our core operations. These measures allow us to view operating trends, perform analytical comparisons, and benchmark performance between periods. We also believe that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of our performance.
The presentation of these non-GAAP financial measures for the three months ended March 31, 2016 has been updated to exclude earn-out compensation expense related to the acquisition of AAP in order to conform with the presentation used in our Annual Report on Form 10-K for the year ended December 31, 2016.
The following is a reconciliation of net loss attributable to Sotheby's to Adjusted Net Loss for the three months ended March 31, 2017 and 2016 (in thousands of dollars):

	Three Months Ended
	March 31,
	2017	2016
Net loss attributable to Sotheby's	$(11,325)	$(25,884)
Add: Contractual severance agreement charges (net), net of tax of $0 and ($2,372)	—	3,742
Add: Acquisition earn-out compensation expense, net of tax of $0 and ($851)	—	1,336
Add: Voluntary separation incentive programs credits (net), net of tax of $63 and $109	(99)	(198)
Adjusted Net Loss	$(11,424)	$(21,004)
The income tax effect of each line item in the reconciliation of net loss attributable to Sotheby's to Adjusted Net Loss is computed using the relevant jurisdictional tax rates for each item.

Appendix B

The following is a reconciliation of diluted loss per share to Adjusted Diluted Loss Per Share for the three months ended March 31, 2017 and 2016:

	Three Months Ended
	March 31,
	2017	2016
Diluted loss per share	$(0.21)	$(0.41)
Add: Contractual severance agreement charges (net), per share	—	0.06
Add: Acquisition earn-out compensation expense, per share	—	0.02
Add: Voluntary separation incentive program credits (net), per share	—	—
Adjusted Diluted Loss Per Share	$(0.21)	$(0.33)